EXHIBIT 5-1

[AKIN GUMP LETTERHEAD]

November 8, 2007

Jersey Central Power & Light Company

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Re:	Jersey Central Power & Light Company
Registration Statement on Form S-4/A (Registration Number 333-146968)

Ladies and Gentlemen:

We have acted as special counsel to Jersey Central Power & Light Company, a New Jersey corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company to exchange any and all of its outstanding, unregistered 5.65% Senior Notes due 2017 and any and all of its outstanding, unregistered 6.15% Senior Notes due 2037 (collectively, the “Original Notes”) for an equal principal amount of its 5.65% Exchange Senior Notes due 2017 and an equal principal amount of its 6.15% Exchange Senior Notes due 2037, respectively (collectively, the “Exchange Notes”) to be registered under the Securities Act (the “Exchange Offer”). The Original Notes were, and the Exchange Notes will be, issued under that certain Indenture, dated as of July 1, 1999, as supplemented (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”), and the Company Order thereunder, dated May 21, 2007, as more fully described in the Registration Statement. The Exchange Offer is being made in accordance with that certain Registration Rights Agreement, dated as of May 21, 2007 (the “Registration Rights Agreement”), by and between the Company and Barclays Capital Inc., UBS Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the initial purchasers. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as special counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, including the prospectus comprising a part thereof and the exhibits thereto, the Indenture, the Registration Rights

Jersey Central Power & Light Company

November 8, 2007

Agreement, the Original Notes and the forms of the Exchange Notes. In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

We have also assumed that the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of New Jersey, that the Original Notes were and the Exchange Notes have been duly authorized for issuance by the Company’s board of directors and such authorization will not have been rescinded or modified prior to the issuance of the Exchange Notes, that the Exchange Notes will conform to the specimen thereof we have reviewed, that the Indenture has been duly authorized, executed and delivered by the parties thereto, that the Indenture is a valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms and that neither the issuance and delivery of the Exchange Notes nor the compliance by the Company with the terms of the Exchange Notes, the Registration Rights Agreement and the Indenture will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered against receipt of an equal principal amount of Original Notes surrendered in exchange therefor in the manner described in the Registration Statement, the Exchange Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the Included Laws (as defined below). We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) other than a review of (i) the Laws of the State of New York and (ii) the Federal Laws of the United States of America. For purposes of this letter, the term “Included Laws” means the items described in clauses (i) and (ii) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Indenture and Registration Rights Agreement. The term Included Laws specifically excludes Laws of the State of New Jersey.

Jersey Central Power & Light Company

November 8, 2007

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution. We express no opinion as to the enforceability of any provision contained in the Indenture or the Exchange Notes purporting to waive the benefit of any usury, stay or extension law.

C.	This opinion letter is limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.